Exhibit 99.1

LUMENT FINANCE TRUST REPORTS 2021 RESULTS AND DECLARES QUARTERLY DIVIDENDs for its common and preferred stock

NEW YORK, March 15, 2021 /PRNewswire/ — Lument Finance Trust, Inc. (NYSE: LFT) (“we”, “LFT” or the “Company”) today reported its fourth quarter and full year 2021 results.  Net income attributable to common stockholders for the fourth quarter was $2.5 million, or $0.10 per share of common stock, and for the full year was $7.4 million, or $0.30 per share of common stock.  Distributable earnings for the fourth quarter was $2.6 million, or $0.11 per share of common stock, and for the full year was $9.7 million, or $0.39 per share of common stock.  The Company has also issued a detailed presentation of its results, which can be viewed at www.lumentfinancetrust.com

The Company also announced the declaration of a cash dividend of $0.06 per share of common stock with respect to the first quarter of 2022.  The dividend is payable on April 15, 2022 to common stockholders of record as of the close of business on March 31, 2022.

The Company also announced the declaration of a cash dividend of $0.4921875 per share of 7.875% Cumulative Redeemable Series A Preferred Stock. The dividend is payable on April 15, 2022 to preferred stockholders of record as of the close of business on April 1, 2022.

Performance Highlights – Full Year 2021

•	Increased size of the CRE investment portfolio by 83% from $547 million as of 12/31/20 to $1.0 billion as of 12/31/21
•	Achieved a dividend coverage ratio of 108% for the full year on a distributable EPS basis
•	Continued to demonstrate strong asset performance with zero delinquencies, monetary defaults, or impairments in the investment portfolio
•	Maintained multifamily investment focus, increasing multifamily investment exposure from 90% as of 12/31/20 to 92% as of year-end 12/31/21
•	Raised $58.1 million of preferred equity via successful offering of 2.4 million shares of 7.875% Series A Cumulative Redeemable Preferred Stock at $25.00 per share
•	Successfully closed a $1.0 billion commercial real estate collateralized loan obligation (“LMNT 2021-FL1”) and redeemed all outstanding bonds of two prior CRE CLOs in conjunction with the transaction
•	Subsequent to year-end 2021, the Company raised approximately $81.1 million of net proceeds and issued 27.3 million new shares of common stock via a transferable rights offering. This transaction increased the Company’s total common equity book value by approximately 75%
•	Gained incremental sell-side equity research coverage during the year

Conference Call and Webcast Information

The Company will host a conference call on Wednesday, March, 16, 2022 at 8:30 AM ET to provide a business update and fourth quarter and full year 2021 results. The conference call may be accessed by dialing 1-888-336-7151 (US) or 1-412-902-4251 (International). Note: there is no passcode; please ask the operator to be joined into the Lument Finance Trust call. A live webcast, on a listen-only basis, is also available and can be accessed through the URL: https://www.webcaster4.com/Webcast/Page/2022/44892

For those unable to listen to the live broadcast, a recorded replay will be available for on-demand viewing approximately one hour after the end of the event through the Company’s website https://lumentfinancetrust.com/ and by telephone dial-in. The replay call-in number is 1-877-344-7529 (US) or 1-412-317-0088 (International) with passcode 3493488

Non-GAAP Financial Measures

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting distributable earnings, which constitutes a non-GAAP financial measure within the meaning of Item 10(e) of Regulation S-K and is net income under GAAP.  While we believe the non-GAAP information included in this press release provides supplemental information to assist investors in analyzing our results, and to assist investors in comparing our results with other peer issuers, these measures are not in accordance with GAAP, and they should not be considered a substitute for, or superior to, our financial information calculated in accordance with GAAP. The methods of calculating non-GAAP financial measures may differ substantially from similarly titled measures used by other companies. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

Distributable Earnings

Beginning in the fourth quarter of 2020, the Company changed the name of it non-GAAP financial measure from Core Earnings to Distributable Earnings.  Although calculated the same way as Core Earnings, the Company believes the name change to Distributable Earnings better reflects what this non-GAAP financial measure presents.

Distributable Earnings is a non-GAAP measure, which we define as GAAP net income (loss) attributable to holders of common stock computed in accordance with GAAP, including realized losses not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation, (ii) incentive compensation payable to the Manager, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other similar non-cash items that are included in net income for that applicable repotting period, regardless of whether such items are included in other comprehensive income (loss) or net income (loss), and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items after discussions with the Company’s board of directors and approved by a majority of the Company’s independent directors.  Distributable Earnings mirrors how we calculate Core Earnings pursuant to the terms of our management agreement between our Manager and us, or our Management Agreement, for purposes of calculating the incentive fee payable to our Manager.

While Distributable Earnings excludes the impact of any unrealized provisions for credit losses, any loan losses are charged off and realized through Distributable Earnings when deemed non-recoverable.  Non-recoverability is determined (i) upon the resolution of a loan (i.e. when the loan is repaid, fully or partially, or in the case of foreclosures, when the underlying asset is sold), or (ii) with respect to any amount due under any loan, when such amount is determined to be non-collectible.

We believe that Distributable Earnings provides meaningful information to consider in addition to our net income (loss) and cash flows from operating activities determined in accordance with GAAP.  We believe Distributable Earnings is a useful financial metric for existing and potential future holders of our common stock as historically, over time, Distributable Earnings has been a strong indicator of our dividends per share of common stock.  As a REIT, we generally must distribute annually at least 90% of our taxable income, subject to certain adjustments, and therefore we believe our dividends are one of the principal reasons stockholders may invest in our common stock.  Furthermore, Distributable Earnings help us to evaluate our performance excluding the effects of certain transactions and GAAP adjustments that we believe are not necessarily indicative of our current loan portfolio and operations, and is a performance metric we consider when declaring our dividends.

Distributable Earnings does not represent net income (loss) or cash generated from operating activities and should not be considered as an alternative to GAAP net income (loss), or an indication of GAAP cash flows from operations, a measure of our liquidity, or an indication of funds available for our cash needs.

GAAP to Distributable Earnings Reconciliation

	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Reconciliation of GAAP to non-GAAP Information
Net income attributable to common stockholders	$2,478,911	$2,464,678	$7,414,722	$8,434,770
Adjustments for non-Distributable Earnings
Unrealized loss on mortgage servicing rights	56,106	177,476	356,772	1,780,528
Purchase premium payoffs	-	-	150,990	-
Loss on extinguishment of debt	-	-	1,663,926	-
Subtotal	56,106	177,476	2,171,688	1,780,528
Other Adjustments
Recognized compensation expense related to restricted common stock	4,741	2,949	15,608	20,392
Adjustment for income taxes	109,336	(38,861)	77,894	(476,248)
Subtotal	114,077	(35,912)	93,502	(455,856)

Distributable Earnings	$2,649,094	$2,606,242	$9,679,912	$9,759,442

Weighted-average shares outstanding, basic and diluted	24,947,883	24,943,383	24,945,824	24,934,505
Distributable Earnings per weighted share, basic and diluted	$0.11	$0.10	$0.39	$0.39

About LFT

LFT is a Maryland corporation focused on investing in, financing and managing a portfolio of commercial real estate debt investments.  The Company primarily invests in transitional floating rate commercial mortgage loans with an emphasis on middle-market multi-family assets.

LFT is externally managed and advised by OREC Investment Management, LLC d/b/a Lument Investment Management, a Delaware limited liability company.

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the Company at the SEC’s Internet site at http://www.sec.gov/ or the Company website www.lumentfinancetrust.com or by directing requests to: Lument Finance Trust, 230 Park Avenue, 20th Floor, New York, NY 10169, Attention: Investor Relations.

Forward-Looking Statements

Certain statements included in this press release, any related webcast / conference call, and other oral statements made by our representatives from time to time may constitute forward-looking statements intended to qualify for the safe harbor contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. Forward-looking statements are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. You can identify forward-looking statements by use of words such as “believe,” “expect,” “anticipate,” “project,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “will,” “seek,” “would,” “could,” or similar expressions or other comparable terms, or by discussions of strategy, plans or intentions. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us on the date of this press release or the date on which such statements are first made. Actual results may differ from expectations, estimates and projections. You are cautioned not to place undue reliance on forward-looking statements in this press release and/or any related webcast / conference call and should consider carefully the factors described in Part I, Item IA “Risk Factors” in our annual reports on Form 10-K, our quarterly reports on Form 10-Q, and other current or periodic filings with the Securities and Exchange Commission (“SEC”), when evaluating these forward-looking statements. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control.  Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 outbreak. Additional information concerning these and other risk factors are contained in our 2021 10-K which is available on the Securities and Exchange Commission’s website at www.sec.gov. Except as required by applicable law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE Lument Finance Trust, Inc.